EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree pursuant to Rule 13d-1(a) and Rule 13d-1(k)(1) under the U.S. Securities and Exchange Act of 1934, as amended, as follows:

a.                                       Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them;

b.                                      Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate; and

c.                                       Each of them satisfies the requirements for making a joint filing under Rule 13d-1.

Dated: As of September 3, 2003

FLERO SERVICES LIMITED

By:	/s/ Demetrios Serghides
	Name:	Demetrios Serghides
	Title:	Sole Director/Executive Officer

MICHAEL VAIMAN

/s/ Michael Vaiman